  Exhibit 2.2

ASSIGNMENT

THIS ASSIGNMENT (this “Assignment”) is made and entered into this 8th day of February, 2017, by and among Smart Server, Inc., a Nevada corporation (“Assignor”), and NextGen Pro, LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor is a party to that certain Asset Purchase Agreement, dated as of January 8, 2017 (the “APA”), by and among Assignor, NextGen Dealer Solutions, LLC, a Delaware limited liability company (the “Company”), and certain other parties signatory thereto, pursuant to which the Company agreed to sell, and Assignor agreed to purchase the Purchased Assets and assume the Assumed Liabilities; and

WHEREAS, Assignor and Assignee desire for Assignor to assign to Assignee the right under the APA to purchase the Purchased Assets and assume the Assumed Liabilities from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Capitalized Terms. The foregoing recitals are hereby incorporated by reference into the body of this Assignment as if fully set forth herein. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the APA.

2. Assignment and Assumption. Assignor hereby assigns to Assignee solely the following rights and obligations under the APA: (i) Assignor's right to acquire the Purchased Assets and (ii) Assignor's obligation to assume the Assumed Liabilities; provided that nothing in this Assignment shall be construed to assign to Assignee any of Assignor's other rights under the APA or any of Assignor's other obligations under the APA, including the obligation to indemnify the Company if, when and to the extent required by the APA.

3.     Counterparts. This Assignment may be signed in any number of counterparts and all such counterparts shall be read together and construed as one and the same document. Delivery of an executed signature page of this Assignment by facsimile, PDF or electronic transmission will be effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date first written above.

ASSIGNOR:

SMART SERVER, INC.,
a Nevada corporation

By:/s/ Marshall Chesrown
     Marshall Chesrown, Chief Executive Officer

ASSIGNEE:

NEXTGEN PRO, LLC,
a Delaware limited liability company

By:/s/ Marshall Chesrown
      Marshall Chesrown, President

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